Exhibit (a)(1)
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PRESS RELEASE                    [COCA-COLA FEMSA, S.A. DE C.V. LOGO -- OMITTED]
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FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

Alfredo Fernandez / Julieta Naranjo
Investor Relations Department
Coca-Cola FEMSA, S.A. de C.V.
(52-555) 081-5120 / 5121 / 5148
afernandeze@kof.com.mx / jnaranjo@kof.com.mx
WEBSITE: www.cocacola-femsa.com.mx


                          COCA-COLA FEMSA, S.A. de C.V.

              COMPLETES ACQUISITION OF PANAMERICAN BEVERAGES, INC.

Mexico City, Mexico, May 6, 2003 - Coca-Cola FEMSA, S.A. de C.V. ("Coca-Cola FEMSA") (NYSE: KOF; BMV: KOF L) announced today the completion of its acquisition of Panamerican Beverages Inc, ("Panamco") (NYSE: PB). This acquisition took place through the merger of Midtown Sub, Inc., a wholly owned subsidiary of Coca-Cola FEMSA, with Panamco. Commencing on Wednesday, May 7, 2003, Panamco's common stock will no longer trade on the New York Stock Exchange. A Letter of Transmittal for surrendering shares will be mailed shortly to holders of Panamco common stock who are eligible for cash consideration. In the interim, shareholders of Panamco may contact the Computershare Trust Company of New York at (877) 360-7251 with questions regarding payment.

This transaction is valued at approximately U.S.$ 3.6 billion, including the assumption of existing Panamco debt. It is among the largest international acquisitions ever made by a Mexican company. During the coming days, Coca-Cola FEMSA will provide further details regarding its new organizational structure.